Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The unaudited pro forma condensed combined statement of operations that follows gives effect to certain pro forma events related to the acquisition of American Reliable Insurance Company (“American Reliable”). The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Company believes to be reasonable under the circumstances. The pro forma information does not purport to project the future financial position or operating results of the combined post-acquisition company.

You should read the following unaudited pro forma condensed combined statement of operations in conjunction with the consolidated financial statements and the accompanying notes of Global Indemnity plc (the “Company” or “Global Indemnity”) for the period ended December 31, 2014 included in Global Indemnity’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as the consolidated financial statements and the accompanying notes of American Reliable as of and for the period ended December 31, 2014 which are included in Exhibit 99.1 of this Amendment No. 2.

The unaudited pro forma condensed combined statement of operations gives effect to the purchase of American Reliable by Global Indemnity Group, Inc., a subsidiary of Global Indemnity, for approximately $105.5 million in cash, and the assumption of approximately $345.0 million in customary insurance related liabilities, obligations, and mandates, which is subject to adjustment based on United States generally accepted accounting principles (“GAAP”) book value of the business as of the date of the closing of the transaction and the future development of loss reserves as further described in the Share Purchase Agreement relating to the purchase of American Reliable, as if transactions were completed at the beginning of the period. The unaudited pro forma condensed combined financial statement of operations data do not include any projected synergies relating to the transactions.

The ultimate consideration of $105.5 million includes expected indemnification on unpaid loss and loss adjustment expenses pursuant to the Share Purchase Agreement that will be subject to re-measurement as of December 31, 2017. The purchase price allocation to acquisition consideration is subject to accounting procedures that are ultimately be completed by December 31, 2015. The adjustments that will be recorded as of the completion of those procedures may differ materially from the information presented in this preliminary unaudited pro forma condensed combined statement of operations.

Global Indemnity plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2014

(In thousands, except shares and per share data)

	Historical Global Indemnity plc (1)	Historical American Reliable Insurance Company	Pro Forma Adjustments		Pro Forma Combined Global Indemnity plc
Revenues:
Gross premiums written	$291,253	$319,553	$7,500	(2)	$618,306

Net premiums written	$273,181	$181,769	$68,090	(3)	$523,040

Net premiums earned	$268,519	$170,266	$79,053	(4)	$517,838
Net investment income	28,821	9,547	(3,455	)(5)	34,913
Net realized investment gains:
Other than temporary impairment losses on investments	(501)	—	—		(501)
Other net realized investment gains	36,361	3,726	—		40,087

Total net realized investment gains	35,860	3,726	—		39,586
Other income	555	1,448	164	(6)	2,167

Total revenues	333,755	184,987	75,762		594,504
Losses and Expenses:
Net losses and loss adjustment expenses	137,561	110,517	44,339	(7)	292,417
Acquisition costs and other underwriting expenses	109,619	76,024	17,802	(8)	203,445
Corporate and other operating expenses	14,559	—	—		14,559
Interest expense	822	—	1,020	(9)	1,842

Income before income taxes	71,194	(1,554)	12,601		82,241
Income tax expense (benefit)	8,338	(808)	4,092	(10)	11,622

Net income	$62,856	$(746)	$8,509		$70,619

Per share data:
Net income
Basic	$2.50	$(0.03)	$0.34		$2.81

Diluted	$2.48	$(0.03)	$0.34		$2.79

Weighted-average number of shares outstanding
Basic	25,131,811	—	—		25,131,811

Diluted	25,331,420	—	—		25,331,420

Global Indemnity Group, Inc., an indirect wholly owned subsidiary of Global Indemnity, acquired American Reliable Insurance Company (“American Reliable”) on January 1, 2015. In connection with the acquisition of American Reliable, an allocation of the purchase price was made to the estimated fair value of assets acquired and liabilities acquired.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 reflects amounts contained in the combined statements of operations of Global Indemnity for the year ended December 31, 2014 and the audited statements of operations of American Reliable for the year ended December 31, 2014. The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations as if the acquisition of American Reliable occurred at the beginning of the earliest period presented.

(1)	For a discussion of certain factors that affected the historical results of operations of Global Indemnity for the year ended December 31, 2014 , see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Global Indemnity’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Adjustment of $7.5 million for the year ended December 31, 2014 to gross written premium resulting from a reinsurance restructuring transaction of a new assumed reinsurance agreement for agriculture business between American Reliable Insurance Company and American Bankers Insurance Company effective December 1, 2014.

(3)	Adjustment of $68.1 million for the year ended December 31, 2014 to net written premiums resulting from reinsurance restructuring transactions as follows:

New assumed reinsurance agreement for agriculture business between American Reliable Insurance Company and American Bankers Insurance Company effective December 1, 2014	$7,500
Termination of quota share agreement between American Reliable Insurance Company and Bankers Atlantic Reinsurance Company effective January 1, 2015	60,590

$68,090

(4)	Adjustment of $79.1 million for the year ended December 31, 2014 to net earned premiums resulting from reinsurance restructuring transactions as follows:

New assumed reinsurance agreement for agriculture business between American Reliable Insurance Company and American Bankers Insurance Company effective December 1, 2014	$22,298
Termination of quota share agreement between American Reliable Insurance Company and Bankers Atlantic Reinsurance Company effective January 1, 2015	56,755

$79,053

(5)	Adjustment of $3.5 million for the year ended December 31, 2014 to net investment income due to the following:

•	Decrease of $3.6 million for the year ended December 31, 2014 resulting from an increase of $11.4 million of the cost basis of fixed maturities, available for sale, based on the fair value of investments at December 31, 2014;

•	Decrease of $1.0 million due primarily to investment class mix on fixed-maturity investments as of December 31, 2014 which differed from the mix as of September 30, 2014;

•	Increase of $1.1 million for the year ended December 31, 2014 resulting from reinsurance restructuring transactions as follows:

New assumed reinsurance agreement for agriculture business between American Reliable Insurance Company and American Bankers Insurance Company effective December 1, 2014	$345
Termination of quota share agreement between American Reliable Insurance Company and Bankers Atlantic Reinsurance Company effective January 1, 2015	800

$1,145

(6)	Adjustment of $0.2 million for the year ended December 31, 2014 resulting from a reinsurance restructuring transaction of a new assumed reinsurance agreement for agriculture business between American Reliable Insurance Company and American Bankers Insurance Company effective December 1, 2014.

(7)	Adjustment of $44.3 million for the year ended December 31, 2014 to unpaid losses and loss adjustment expenses resulting from reinsurance restructuring transactions as follows:

New assumed reinsurance agreement for agriculture business between American Reliable Insurance Company and American Bankers Insurance Company effective December 1, 2014	$13,305
Termination of quota share agreement between American Reliable Insurance Company and Bankers Atlantic Reinsurance Company effective January 1, 2015	31,034

$44,339

(8)	Adjustment of $17.8 million for the twelve months ended December 31, 2014 for the following:

Reinsurance Restructuring:
Commissions on new assumed reinsurance agreement for agriculture business between American Reliable Insurance Company and American Bankers Insurance Company effective December 1, 2014	$5,574
Commissions on termination of quota share agreement between American Reliable Insurance Company and Bankers Atlantic Reinsurance Company effective January 1, 2015	22,702
Excise tax on new intercompany quota share reinsurance treaty with Global Indemnity Reinsurance Company, Ltd.	1,247

$29,523
Impact of amortization of fair value adjustments to assets acquired (a)	(6,957)
Personnel costs transitioned from American Reliable to American Bankers Insurance Company on January 1, 2015	(4,765)

$17,801

(a)	Includes one-time reductions of $6.0 million for the year ended December 31, 2014 for the difference between deferred acquisition costs and value of business acquired that will not reoccur.

(9)	Adjustment of $1.0 million for twelve months ended December 31, 2014 for interest expense on $102.0 million of debt pursuant to the Company’s margin borrowing facilities to finance the acquisition of American Reliable at a rate of 1.0%.

(10)	Adjustment to income tax expense for the year ended December 31, 2014 was calculated using a statutory tax rate of 35%.